Exhibit 10.1
FIRST AMENDMENT TO
CONTINENTAL AIRLINES, INC.
PROFIT SHARING PLAN
(As adopted on February 17, 2010)

WHEREAS, the Continental Airlines, Inc. Profit Sharing Plan (the “PSP”) has heretofore been adopted by the Board of Directors (the “Board”) of Continental Airlines, Inc. (the “Company”); and

WHEREAS, the Human Resources Committee (the “Committee”) of the Board has authority pursuant to Section 8.1 of the PSP to amend, modify, revise or terminate the PSP; and

WHEREAS, the Committee desires to amend the PSP as set forth below;

NOW, THEREFORE, the PSP shall be amended as follows, effective as of January 1, 2010:

1. Clause (a) of Section 4.1 of the PSP shall be deleted and the following shall be substituted therefor:

“4.1           Participation.

(a) Subject to the other provisions of this Section 4.1, for any Year, each Employee who, as of the last day of the Year, remains in Employment (or who has Retired from Employment or died while an Employee during such Year) shall be a “Participant” with respect to such Year.  Each Employee who is a member of a workgroup that is not collectively bargained as of the last day of a Year shall be a Participant in the Plan as of January 1st of such Year.  Each Employee who is a member of a workgroup that is collectively bargained as of the last day of a Year shall be a Participant in the Plan with respect to such Year only if specifically provided pursuant to the terms of a ratified collective bargaining agreement between the Company (or a Subsidiary, as applicable) and the union representing such workgroup (a “CBA”), with participation to be effective solely for the period provided in the CBA.  If a workgroup is represented by a union but has a CBA that has become amendable prior to or during a Year and the successor CBA has not been ratified by the last day of such Year, then Employees in that workgroup are Excluded Persons (as defined below) for such Year, unless the terms of the CBA specifically provide for participation during the amendable period.  Notwithstanding the foregoing, (i) as a result of the Transition and Process Agreement by and between Continental Airlines, Inc., UAL Corporation, United Air Lines, Inc., and the Airline Pilots in the service of Continental Airlines, Inc. and United Air Lines, Inc., respectively, as represented b the Air Line Pilots Association by and through the ALPA Master Executive Councils of the Continental and United Pilots (the “Transition Agreement”), subject to final execution of the Transition Agreement by the parties, each Employee who is a member of the Company pilot workgroup shall be a Participant in the Plan for the full calendar year 2010, and (ii) a workgroup may be designated by the Committee to participant in the Plan with respect to a Year if deemed necessary by the Committee to facilitate the merger transition process arising pursuant to that certain Agreement and Plan of Merger among UAL Corporation, the Company and JT Merger Sub Inc. dated May 2, 2010, as the same may be amended from time to time (the “Merger Agreement”).  The participation of an international Employee shall be subject to the terms the CBA, if any, local work rules and legal requirements applicable to each such Employee.”

2. The period at the end of clause (iii) of Section 4.1(b) shall be replaced with “; and” and the following new clause (iv) shall be added at the end of Section 4.1(b) of the PSP:

“(iv)	for the avoidance of doubt, any person who is an employee of UAL Corporation or United Air Lines, Inc. shall not be a Participant in the Plan as a result of the Merger Agreement.”

3.	As amended hereby, the Program is specifically ratified and reaffirmed.